Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
James Palczynski
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FEBRUARY AND FISCAL FOURTH QUARTER SALES RESULTS

— Raises Fiscal 2006 Fourth Quarter Earnings Estimate Range —

— Company Provides Fiscal 2007 Earnings Estimates —

— Announces Reporting Date for Q4 and FY06 Results —

Minneapolis, MN, March 2, 2006 — Christopher & Banks Corporation (NYSE: CBK) today reported February and fiscal fourth quarter sales results as well as its earnings outlook for its first quarter ending May 27, 2006 and its fifty-three week fiscal year ending March 3, 2007.

For the four-week period ended February 25, 2006 total sales increased 2% to $28.9 million from $28.4 million last year, while same-store sales declined 6%.  For the fiscal fourth quarter total sales increased 6% to $126.6 million compared to $119.3 million in the prior year period.  Same-store sales for the fourth quarter were down 1% from the prior year period.

For the 2006 fiscal year, total sales increased 12% to $490.5 million from $438.9 million in the prior year period.  Same-store sales for the year rose 1%.  As of February 25, 2006, the Company operated 705 stores compared to 642 stores as of February 26, 2005.

Joe Pennington, Chief Executive Officer, commented, “While same-store sales were down for the month, we continued our focus on maintaining lean inventory levels.  We were encouraged that same-store sales during the final week of the month were positive as the customer response to our first Spring floorset was strong. Further, we were very pleased with the significant improvement in our February merchandise margins which resulted from the positive acceptance of our evolving merchandise assortment along with a reduction in clearance inventory.

Financial Outlook

As a result of strong February merchandise margins, the company is increasing its earnings estimates for its fiscal fourth quarter and now anticipates earnings per diluted share will range from $0.16 to $0.17 compared to $0.15 to $0.16 issued by the Company on February 2, 2006.  This compares to prior year fourth quarter diluted earnings per share results of $0.11.

For the fiscal first quarter ending May 27, 2006, after taking into account the impact of expensing stock options, earnings are anticipated to be in the range of $0.29 to $0.30 per diluted share compared to $0.27 per diluted share last year.

For the 2007 fiscal year ending March 3, 2007, the Company anticipates that fiscal 2007 earnings will range from $0.96 to $1.00 per diluted share, which includes the effect of expensing stock based compensation.  Beginning in the first quarter, the Company plans to initiate the expensing of stock options in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R which modifies SFAS No. 123 “Accounting for Stock Based Compensation.”  This accounting standard requires that all stock based compensation, including grants of employee stock options, be accounted for using a fair-value based method.  During fiscal 2007, the Company anticipates that its stock based compensation expense will range from $0.06 to $0.07 per diluted share, which is reflected in the guidance provided above.

Fiscal 2007 Store Opening Plan

In fiscal 2007 the Company plans to open approximately 85 to 100 stores, comprised of 35 to 40 Christopher & Banks stores, 40 to 45 C.J. Banks stores and up to 15 Acorn stores.  Approximately 35 new stores are planned to open in the first quarter of the year with the balance of the stores expected to open in the second and third quarters.  Capital expenditures for fiscal 2007, primarily for new stores and store remodels, are planned at approximately $30 million.

Fourth Quarter and Fiscal 2006 Reporting Date

The Company plans to report fiscal 2006 fourth quarter and full year results after the market closes on Wednesday, April 5, 2006.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 705 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 503 Christopher & Banks stores, 178 C.J. Banks stores and 24 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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